NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER AND SIX-MONTH 2025 RESULTS
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AUSTIN, TX, August 12, 2025 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported second-quarter and six-month 2025 results.
Highlights and Recent Developments:
•Net income attributable to common stockholders totaled $0.3 million, or $0.03 per diluted share, in second-quarter 2025, compared to net loss attributable to common stockholders of $(1.7) million, or $(0.21) per diluted share, in second-quarter 2024. During the first six months of 2025, net loss attributable to common stockholders totaled $(2.6) million, or $(0.32) per diluted share, compared to net income attributable to common stockholders of $2.8 million, or $0.35 per diluted share, during the first six months of 2024.
•Revenues for second-quarter 2025 were $11.6 million compared to revenues of $8.5 million for second-quarter 2024, with the increase primarily due to the sales of two Amarra Villas homes in second-quarter 2025, compared to the sale of one Amarra Villas home in second-quarter 2024. Revenues totaled $16.6 million for the first six months of 2025 compared to revenues of $35.0 million for the first six months of 2024. The decrease was primarily the result of the sales of two Amarra Villas homes for an aggregate of $6.8 million in the first six months of 2025, compared with the sales of approximately 47 acres of undeveloped land at Magnolia Place for $14.5 million and three Amarra Villas homes for an aggregate of $11.2 million in the first six months of 2024.
•In second-quarter 2025, Stratus entered into a joint venture with an unrelated third-party equity investor for the development of Holden Hills Phase 2, an approximately 570-acre mixed-use development within the Barton Creek community. The Holden Hills Phase 2 partnership distributed and paid $47.8 million in cash to Stratus.
•Second-quarter 2025 results include a pre-tax gain on sale of assets of approximately $5.0 million resulting from the sale of the West Killeen Market retail project for $13.3 million, which generated pre-tax net cash proceeds of approximately $7.8 million after transaction expenses and payment of the remaining $5.2 million project loan.
•Stratus had $59.4 million of cash and cash equivalents at June 30, 2025 and no amounts drawn on its revolving credit facility. As of June 30, 2025, Stratus had $17.7 million available under its revolving credit facility.
•Stratus completed construction of The Saint George multi-family project and the last two Amarra Villas homes in second-quarter 2025. Stratus has substantially completed construction of the road and utility infrastructure of Holden Hills Phase 1, a 495-acre residential development within the Barton Creek community.
•Stratus’ Board approved an increase in Stratus’ share repurchase program from $5.0 million to $25.0 million of Stratus’ common stock. Through August 8, 2025, Stratus has acquired 135,620 shares of its common stock for a total cost of $3.0 million at an average price of $22.13 per share, and $22.0 million remains available for repurchases under the program.

•Net loss totaled $(6.1) million in the first six months of 2025, compared to net income of $0.9 million in the first six months of 2024. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(2.5) million in the first six months of 2025, compared to $3.9 million in the first six months of 2024. For a reconciliation of net (loss) income to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “During the first six months of 2025, we accomplished significant milestones in the execution of our proven strategy, despite ongoing market challenges. We formed a joint venture with an unrelated third-party equity investor to develop Holden Hills Phase 2, resulting in a $47.8 million cash distribution to us. We sold our stabilized West Killeen Market retail project and two Amarra Villas homes for a total of $20.1 million. We completed construction on The Saint George, with the first units becoming available for occupancy in April 2025. We also completed construction on the last two Amarra Villas homes and substantially completed construction of the road and utility infrastructure for Holden Hills Phase 1. Our strengthened cash position provides our Board with flexibility to explore a variety of attractive alternatives. I look forward to continuing to work alongside our Board and our dedicated, experienced team as we build value for our stockholders.”

Summary Financial Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$6,798	$3,629	$6,823	$25,752
Leasing Operations	4,807	4,861	9,825	9,245
Total consolidated revenue	$11,605	$8,490	$16,648	$34,997

Operating (loss) income
Real estate operations [a]	$(3,536)	$(839)	$(5,038)	$5,962
Leasing operations [b]	6,334	1,761	8,292	3,110
General and administrative expenses [c]	(3,557)	(3,842)	(7,608)	(8,307)
Total consolidated operating (loss) income	$(759)	$(2,920)	$(4,354)	$765

Net (loss) income	$(2,295)	$(2,778)	$(6,052)	$919
Net loss attributable to noncontrolling interests in subsidiaries [d]	$2,555	$1,053	$3,437	$1,908
Net income (loss) attributable to common stockholders	$260	$(1,725)	$(2,615)	$2,827

Net income (loss) per share attributable to common stockholders (basic and diluted)	$0.03	$(0.21)	$(0.32)	$0.35

EBITDA	$(185)	$(1,332)	$(2,518)	$3,868

Capital expenditures and purchases and development of real estate properties	$9,819	$15,361	$21,558	$32,459
Municipal utility district (MUD) reimbursements applied to real estate under development [e]	$409	$—	$409	$—

Weighted-average shares of common stock outstanding:
Basic	8,082	8,072	8,060	8,049
Diluted	8,176	8,072	8,060	8,172
a.The three- and six-month periods ended June 30, 2025 include a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by Stratus for a share of historical costs incurred to develop the land.

b.Reflects an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project in second-quarter 2025 and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway in first-quarter 2025.
c.Includes employee compensation and other costs.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.
e.In second-quarter 2025, Stratus received $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.
Results of Operations
Stratus’ revenues totaled $11.6 million in second-quarter 2025 compared with $8.5 million in second-quarter 2024. The $3.2 million increase in revenue from the Real Estate Operations segment in second-quarter 2025, compared to second-quarter 2024, reflects the sales of two Amarra Villas homes for $6.8 million, compared to the sale of one Amarra Villas home for $3.6 million in second-quarter 2024.

Revenue from the Leasing Operations segment in second-quarter 2025 remained flat from second-quarter 2024. During second-quarter 2025, Stratus sold West Killeen Market. Also, during second-quarter 2025, the first units were available for occupancy and construction was completed at The Saint George, and the project was moved to our Leasing Operations segment. The Saint June was in the process of leasing up in the first six months of 2024 and Magnolia Place – Retail was sold in third-quarter 2024. Operating income from the Leasing Operations segment included an approximately $5.0 million pre-tax gain from the sale of West Killeen Market in second-quarter 2025.

Debt and Liquidity
At June 30, 2025, consolidated debt totaled $199.4 million and consolidated cash and cash equivalents totaled $59.4 million, compared with consolidated debt of $194.9 million and consolidated cash and cash equivalents of $20.2 million at December 31, 2024. During the first six months of 2025, our cash and cash equivalents increased substantially, primarily due to the receipt of a $47.8 million distribution from the newly-formed Holden Hills Phase 2 partnership in second-quarter 2025.

As of June 30, 2025, the maximum amount that could be borrowed under Stratus’ Comerica Bank revolving credit facility was $29.3 million, resulting in availability of $17.7 million, and no amount was borrowed. In June 2025, the Holden Hills Phase 2 property was removed from the borrowing base for the revolving credit facility, in anticipation of a potential separate revolving credit facility for the property, and the maximum amount that could be borrowed was reduced. Letters of credit, totaling $11.6 million, had been issued under the revolving credit facility as of June 30, 2025, $9.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills Phases 1 and 2.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $21.6 million for the first six months of 2025, primarily related to the development of Holden Hills Phase 1 and The Saint George, compared with $32.5 million for the first six months of 2024, primarily related to the development of Amarra Villas and Holden Hills Phase 1 and The Saint George and to a lesser extent for tenant improvements at Lantana Place – Retail.

Share Repurchase Program
In connection with Stratus’ entering into the Holden Hills Phase 2 partnership and recent asset sales, the Company’s Board of Directors (Board) approved an increase in Stratus’ share repurchase program from $5.0 million to up to $25.0 million of Stratus’ common stock. Through August 8, 2025, Stratus has acquired 135,620 shares of its common stock for a total cost of $3.0 million at an average price of $22.13 per share, and $22.0 million remains available for repurchases under the program. The repurchase program authorizes Stratus, in management’s and the Capital Committee of the Board’s discretion, to repurchase shares from time to time, subject to market conditions and other factors.

Strategy
Stratus’ Board is carefully exploring opportunities for the use of cash from the Holden Hills Phase 2 partnership and recent asset sales, which will be based on evolving market conditions and may include a combination of further share repurchases, deleveraging, reinvesting in Stratus’ project pipeline and/or other cash returns to stockholders.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.
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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, tariffs and trade policies, supply chain constraints, Stratus’ ability to pay or refinance its debt obligations as they become due, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, projected future operating loans or capital contributions to Stratus’ joint ventures, potential costs for which The Saint George Apartments, L.P. may be responsible for the remediation and repair of damage caused by the water leak at The Saint George, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, including projected costs and estimated times to complete construction, plans to sell, recapitalize or refinance properties and estimated timing for closing properties under contract, future operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which Stratus obtained in connection with its current $25.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock outside of the approved share repurchase program is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, elevated inflation and interest rates, the effect of changes in tariffs and trade policies, including threatened tariffs, supply chain constraints, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, availability of bank credit, defaults by contractors and subcontractors, the outcome of Stratus’ analysis and discussions with the insurance company and general contractor regarding responsibility for payment of costs to remediate and repair the damage caused by the water leak at The Saint George, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, each filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA, which is not recognized under accounting principles generally accepted in the U.S. (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus' net (loss) income to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Real estate operations	$6,798	$3,629	$6,823	$25,752
Leasing operations	4,807	4,861	9,825	9,245
Total revenues	11,605	8,490	16,648	34,997
Cost of sales:
Real estate operations	10,285	4,424	11,765	19,702
Leasing operations	2,146	1,742	4,059	3,420
Depreciation and amortization	1,376	1,402	2,770	2,803
Total cost of sales	13,807	7,568	18,594	25,925
Gain on sale of assets	(5,000)	—	(5,200)	—
General and administrative expenses	3,557	3,842	7,608	8,307
Total	12,364	11,410	21,002	34,232
Operating (loss) income	(759)	(2,920)	(4,354)	765
Interest expense, net	(277)	—	(277)	—
Loss on interest rate cap agreements	(9)	—	(22)	—
Loss on extinguishment of debt	—	—	(183)	(59)
Other (loss) income, net	(793)	186	(729)	359
(Loss) income before income taxes	(1,838)	(2,734)	(5,565)	1,065
Provision for income taxes	(457)	(44)	(487)	(146)
Net (loss) income and total comprehensive (loss) income	(2,295)	(2,778)	(6,052)	919
Total comprehensive loss attributable to noncontrolling interests [a]	2,555	1,053	3,437	1,908
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$260	$(1,725)	$(2,615)	$2,827

Net income (loss) per share attributable to common stockholders (basic and diluted)	$0.03	$(0.21)	$(0.32)	$0.35

Weighted-average shares of common stock outstanding:
Basic	8,082	8,072	8,060	8,049
Diluted	8,176	8,072	8,060	8,172
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$59,386	$20,178
Restricted cash	997	976
Real estate held for sale	11,618	11,211
Real estate under development	175,916	274,105
Land available for development	76,620	65,009
Real estate held for investment, net	228,112	136,252
Lease right-of-use assets	9,722	10,088
Deferred tax assets	153	153
Other assets	12,297	14,634
Total assets	$574,821	$532,606

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,687	$10,061
Accrued liabilities, including taxes	5,223	7,291
Debt	199,434	194,853
Lease liabilities	15,294	15,436
Deferred gain	1,318	1,810
Other liabilities	4,541	5,588
Total liabilities	236,497	235,039

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	98	97
Capital in excess of par value of common stock	201,651	200,972
Retained earnings	25,986	28,601
Common stock held in treasury	(35,827)	(34,965)
Total stockholders’ equity	191,908	194,705
Noncontrolling interests in subsidiaries	146,416	102,862
Total equity	338,324	297,567
Total liabilities and equity	$574,821	$532,606

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2025	2024
Cash flow from operating activities:
Net (loss) income	$(6,052)	$919
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,770	2,803
Cost of real estate sold	5,787	16,117
Loss on interest rate cap agreements	22	—
Loss on extinguishment of debt	183	59
Stock-based compensation	668	876
Debt issuance cost amortization	710	453
Gain on sale of assets	(5,200)	—
Purchases and development of real estate properties	(14,397)	(16,317)
Decrease in other assets	2,590	1,018
Decrease in accounts payable, accrued liabilities and other	(2,260)	(7,644)
Net cash used in operating activities	(15,179)	(1,716)

Cash flow from investing activities:
Capital expenditures	(7,161)	(16,142)
Proceeds from sale of assets, net of fees	12,979	—
MUD reimbursements	409	—
Payments on master lease obligations	(416)	(400)
Net cash provided by (used in) investing activities	5,811	(16,542)

Cash flow from financing activities:
Borrowings from credit facility	4,000	—
Payments on credit facility	(4,000)	—
Borrowings from project loans	59,886	21,754
Payments on project and term loans	(55,906)	(21,226)
Payment of dividends	(236)	(356)
Finance lease principal payments	(8)	(8)
Stock-based awards net payments	(336)	(376)
Noncontrolling interest distributions	(856)	—
Noncontrolling interest contributions	47,847	—
Purchases of treasury stock	(526)	—
Financing costs	(1,268)	(1)
Net cash provided by (used in) financing activities	48,597	(213)
Net increase (decrease) in cash, cash equivalents and restricted cash	39,229	(18,471)
Cash, cash equivalents and restricted cash at beginning of year	21,154	32,432
Cash, cash equivalents and restricted cash at end of period	$60,383	$13,961

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. Stratus generates revenues primarily from the sale of developed lots or homes and undeveloped land and the lease of developed retail, mixed-use and multi-family properties. Stratus has two operating segments, which are also its two reportable segments: Real Estate Operations and Leasing Operations. The Real Estate Operations segment includes properties under various stages of development: developed for sale, under development and available for development. In this segment, Stratus entitles, develops and sells properties. Properties that Stratus develops and then holds for investment become part of the Leasing Operations segment. Decisions about whether to continue to hold a property for investment or to sell it depend on various factors, including conditions in the real estate markets in which Stratus operates and the estimated fair value of the property, and are primarily driven by the objective of maximizing overall asset value.

The Real Estate Operations segment is comprised of Stratus’ real estate assets, which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Holden Hills Phases 1 and 2, Amarra multi-family and commercial land, Amarra Villas homes, an Amarra Drive lot and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint George (which was completed in second-quarter 2025 and moved from the Real Estate Operations segment to the Leasing Operations segment), The Saint June, Kingwood Place, the retail portion of Lantana Place, the completed retail portion of Jones Crossing, and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing. The segment also included West Killeen Market prior to its sale in second-quarter 2025 and the retail portion of Magnolia Place prior to its sale in third-quarter 2024.

Stratus’ chief operating decision maker (CODM) is the chief executive officer. The CODM primarily uses segment profit (loss), which is operating income (loss) excluding general and administrative expenses, determined consistent with the measurement principles of U.S. GAAP, to measure the performance of Stratus’ reportable segments. The segment measure of profit (loss) provides a comprehensive view of the segments’ financial performance. The CODM makes decisions about the allocation of operating and capital resources to each segment based on assessment of the performance of the two segments and considering the capital needs for new and existing projects and the objectives of Stratus’ overall business strategy. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by reportable segment for the three months ended June 30, 2025, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$6,798	$4,807	$11,605
Segment expenses:
Cost of real estate sold	(6,244)		(6,244)
Property taxes and insurance	(385)	(923)	(1,308)
Lease expense	(285)		(285)
Professional fees	(806)		(806)
Maintenance and repairs		(497)	(497)
Allocated overhead costs	(1,261)		(1,261)
Property management fees and payroll		(289)	(289)
Utilities		(184)	(184)
Other segment items [b]	(1,304)	(253)	(1,557)
Depreciation and amortization	(49)	(1,327)	(1,376)
Gain on sale of assets [c]	—	5,000	5,000
Segment (loss) profit	(3,536)	6,334	2,798
General and administrative expenses			(3,557)
Operating loss			(759)
Interest expense, net			(277)
Loss on interest rate cap agreements			(9)
Other (loss) income, net			(793)
Net loss before income taxes			$(1,838)
Capital expenditures and purchases and development of real estate properties	$7,185	$2,634	$9,819
MUD reimbursements applied to real estate under development [d]	$—	$409	$409
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. In second-quarter 2025, Stratus recorded a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by Stratus for a share of historical costs incurred to develop the land. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
c.Reflects an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project.
d.In second-quarter 2025, Stratus received $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Summarized financial information by reportable segment for the three months ended June 30, 2024, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$3,629	$4,861	$8,490
Segment expenses
Cost of real estate sold	(3,173)		(3,173)
Property taxes and insurance	(307)	(775)	(1,082)
Lease expense	(285)		(285)
Professional fees	(362)		(362)
Maintenance and repairs		(492)	(492)
Allocated overhead costs	(252)		(252)
Property management fees and payroll		(209)	(209)
Utilities		(22)	(22)
Other segment items [b]	(45)	(244)	(289)
Depreciation and amortization	(44)	(1,358)	(1,402)
Segment (loss) profit	(839)	1,761	922
General and administrative expenses			(3,842)
Operating loss			(2,920)
Other (loss) income, net			186
Net loss before income taxes			$(2,734)
Capital expenditures and purchases and development of real estate properties	$7,360	$8,001	$15,361
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.

Summarized financial information by reportable segment for the six months ended June 30, 2025, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$6,823	$9,825	$16,648
Segment expenses:
Cost of real estate sold	(6,244)		(6,244)
Property taxes and insurance	(742)	(1,730)	(2,472)
Lease expense	(570)		(570)
Professional fees	(1,169)		(1,169)
Maintenance and repairs		(1,006)	(1,006)
Allocated overhead costs	(1,546)		(1,546)
Property management fees and payroll		(574)	(574)
Utilities		(224)	(224)
Other segment items [b]	(1,494)	(525)	(2,019)
Depreciation and amortization	(96)	(2,674)	(2,770)
Gain on sale of assets [c]	—	5,200	5,200
Segment (loss) profit	(5,038)	8,292	3,254
General and administrative expenses			(7,608)
Operating loss			(4,354)
Interest expense, net			(277)
Loss on interest rate cap agreements			(22)
Loss on extinguishment of debt			(183)
Other (loss) income, net			(729)
Net loss before income taxes			$(5,565)
Capital expenditures and purchases and development of real estate properties	$14,397	$7,161	$21,558
MUD reimbursements applied to real estate under development [d]	$—	$409	$409
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. In second-quarter 2025, Stratus recorded a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by Stratus for a share of historical costs incurred to develop the land. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
c.Reflects an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project in second-quarter 2025 and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway in first-quarter 2025.
d.In second-quarter 2025, Stratus received $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Summarized financial information by reportable segment for the six months ended June 30, 2024, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$25,752	$9,245	$34,997
Segment expenses
Cost of real estate sold	(17,122)		(17,122)
Property taxes and insurance	(622)	(1,499)	(2,121)
Lease expense	(570)		(570)
Professional fees	(628)		(628)
Maintenance and repairs		(854)	(854)
Allocated overhead costs	(501)		(501)
Property management fees and payroll		(413)	(413)
Utilities		(182)	(182)
Other segment items [b]	(259)	(472)	(731)
Depreciation and amortization	(88)	(2,715)	(2,803)
Segment profit	5,962	3,110	9,072
General and administrative expenses			(8,307)
Operating income			765
Loss on extinguishment of debt			(59)
Other (loss) income, net			359
Net income before income taxes			$1,065
Capital expenditures and purchases and development of real estate properties	$16,317	$16,142	$32,459
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.

Total assets by segment were as follows (in thousands):

	June 30,
	2025	2024
Real Estate Operations	$271,985	$342,089
Leasing Operations	246,214	159,314
Corporate and other [a]	56,622	12,613
Total assets	$574,821	$514,016
a.Corporate and other includes cash and cash equivalents and restricted cash of $59.2 million and $12.6 million at June 30, 2025 and 2024, respectively. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets. Corporate and other also includes elimination of intersegment balances.
RECONCILIATION OF NON-GAAP MEASURE
EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently.

Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net (loss) income to EBITDA follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net (loss) income	$(2,295)	$(2,778)	$(6,052)	$919
Depreciation and amortization	1,376	1,402	2,770	2,803
Interest expense, net	277	—	277	—
Provision for income taxes	457	44	487	146
EBITDA	$(185)	$(1,332)	$(2,518)	$3,868

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